Law Offices
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

Direct Dial - (215) 564-8048	1933 Act Rule 485(a)(1)
1933 Act File No. 333-104218
1940 Act File No. 811-21328

February 26, 2010

VIA EDGAR
Filing Desk
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0505

Re:	SMA Relationship Trust (the “Trust”)
File Nos. 333-104218 and 811-21328

Ladies and Gentlemen:

          Pursuant to Rule 485(a)(1) under the Securities Act of 1933, as amended (the “1933 Act”), submitted electronically via EDGAR is Post-Effective Amendment Nos. 17/19 to the Registration Statement on Form N-1A of SMA Relationship Trust (the “Amendment”). The purpose of this Amendment is to revise disclosure to conform to changes to Form N-1A, including compliance with the new summary prospectus requirements.

          Please direct questions or comments relating to this filing to me at the above-referenced telephone number or, in my absence, to J. Stephen Feinour, Jr., Esquire at (215) 564-8521.

Very truly yours,

/s/ Jana L. Cresswell
Jana L. Cresswell